Exhibit 10.4(a)

Summary of Unwritten Compensation Arrangements

On May 4, 2018 but effective May 8, 2018, Saum Noursalehi was appointed Chief Executive Officer of t0.com, Inc. (“tZERO”), an indirect majority-owned subsidiary of Overstock.com, Inc. (the “Company”). In connection with Mr. Noursalehi’s appointment as Chief Executive Officer of tZERO, the Company agreed to cause Mr. Noursalehi’s salary to be increased to an annual rate of $1,000,000, effective May 8, 2018, and agreed to use its best efforts to cause tZERO to issue a 2% equity award of tZERO's common stock to Mr. Noursalehi. On May 21, 2018, the Board of Directors of tZERO approved an option grant to Mr. Noursalehi of 200 options under the tZERO Amended and Restated Option Plan. The options have an exercise price of $27,502 per share, and vest 50% on the first anniversary of the grant date with the balance vesting on the second anniversary of the grant date.